Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2022 Third Quarter Results

Strong Execution Across Segments; Results Broadly In Line with Expectations

Third quarter highlights

•

Third quarter earnings per share (EPS*) from continuing operations decreased 73.8 percent to $0.33, compared with EPS of $1.27 in the year-ago quarter; continuing operations adjusted** EPS decreased 30.0 percent to $0.96, down 28.9 percent on a constant currency basis against strong growth of 93.6 percent in the year-ago quarter reflecting peak COVID-19 vaccine volumes

•

Year-to-date EPS from continuing operations increased 190.6 percent to $5.49, compared with EPS of $1.89 in the year-ago quarter; continuing operations adjusted EPS increased 13.3 percent to $4.23, up 13.9 percent on a constant currency basis

•

Third quarter sales from continuing operations decreased 4.2 percent over the year-ago quarter to $32.6 billion, down 2.8 percent on a constant currency basis including a 720 basis point impact from AllianceRx Walgreens as anticipated

•

Third quarter operating income from continuing operations decreased to a loss of $320 million, compared to operating income of $1.1 billion in the year-ago quarter; adjusted operating income from continuing operations was $1.0 billion, down 33.5 percent on a constant currency basis

•	WBA sold 6.0 million shares of AmerisourceBergen common stock, with proceeds of $900 million
•	Completion of Boots strategic review, with decision to retain the business

Operational execution

•	WBA continues to help protect local communities against COVID-19, with Walgreens administering 4.7 million vaccines and 3.9 million tests in the third quarter
•	U.S. retail comparable sales grew 2.4 percent excluding tobacco
•	Boots UK retail comparable sales grew 24.0 percent with market share gains across all major categories
•	Walgreens Health pro forma sales up 65 percent compared to year-ago standalone results
•	Transformational Cost Management Program now expected to deliver $3.5 billion in annual cost savings by fiscal 2024, up from $3.3 billion previously
•	Focusing labor investments to return ~3,000 stores to normal operating hours

Recent Walgreens Health developments

•	Announced strategic partnership with Buckeye Health Plan, with over 400,000 covered lives
•	Exceeded 2 million target for covered lives by end of CY22, with access to over 2.3 million patients
•	Launched clinical trials business, leveraging WBA’s consumer-centric model to improve access and diversity

Fiscal 2022 outlook

•	Maintaining full year adjusted EPS guidance of low-single digit growth, as year-to-date performance is tracking broadly in line with expectations

DEERFIELD, Ill., June 30, 2022—Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the third quarter of fiscal 2022, which ended May 31, 2022.

Chief Executive Officer Rosalind Brewer said:

“WBA delivered strong execution across operating segments and against very robust growth last year. Third quarter results were broadly in line with our expectations, demonstrating the resilience of our business through our deep community connections and relevance to consumers. Walgreens Health achieved 65 percent pro forma sales growth with progress on several fronts, including adding Buckeye Health Plan as a strategic partner, already exceeding our 2022 target for covered lives, and launching our clinical trials business. With our decision to conclude the Boots strategic review, I firmly believe that our strategic actions are working to deliver long-term shareholder value.”

Overview of Third Quarter Results

WBA third quarter sales from continuing operations decreased 4.2 percent from the year-ago quarter to $32.6 billion, a decrease of 2.8 percent on a constant currency basis. Sales growth at Walgreens and in the International segment, and sales contributions from the Walgreens Health segment were more than offset by a 720 basis point impact from the sales decline at AllianceRx Walgreens.

Third quarter operating loss from continuing operations was $320 million compared to operating income of $1.1 billion in the year-ago quarter. Operating loss in the quarter reflects a $683 million charge related to the opioid settlement with the State of Florida and higher costs related to the Transformational Cost Management Program. Adjusted operating income from continuing operations was $1.0 billion, a decrease of 33.5 percent on a constant currency basis. The decline in both adjusted and operating income reflects a decrease in U.S. pharmacy operating result as it lapped prior year peak COVID-19 vaccinations, and growth investments in Walgreens Health, partly offset by improved retail contributions in both the U.S. and International segments.

Net earnings from continuing operations decreased 73.8 percent to $289 million compared to $1.1 billion in the year-ago quarter. The decline reflects the opioid settlement with the State of Florida, a decrease in U.S. pharmacy operating results as it lapped prior year peak COVID-19 vaccinations, and growth investments in Walgreens Health, partly offset by a gain on the partial sale of the company’s equity method investment in AmerisourceBergen and the favorable impact of a lower tax rate compared with the year-ago quarter, as well as improved retail contributions in both the U.S. and International segments. Adjusted net earnings from continuing operations decreased 30.2 percent to $834 million, down 29.1 percent on a constant currency basis compared with the year-ago quarter.

EPS from continuing operations decreased 73.8 percent to $0.33 compared to EPS of $1.27 in the year-ago quarter. Adjusted EPS from continuing operations was $0.96, a decrease of 30.0 percent on a reported basis and a decrease of 28.9 percent on a constant currency basis.

Net cash provided by operating activities was $1.6 billion in the third quarter and free cash flow was $1.3 billion, a $187 million decrease in free cash flow compared with the year-ago quarter driven primarily by lower U.S. operating income, reduced volume from the AllianceRx Walgreens business, and increased capital expenditures in growth initiatives, partly offset by working capital.

Overview of Fiscal 2022 Year-to-Date Results

Sales from continuing operations in the first nine months of fiscal 2022 were $100.3 billion, an increase of 2.0 percent from the same period a year ago, and an increase of 2.7 percent on a constant currency basis, reflecting comparable sales growth at Walgreens and in the International segment and contributions from Walgreens Health acquisitions, partly offset by a decline in sales at AllianceRx Walgreens.

Operating income from continuing operations in the first nine months of fiscal 2022 increased 54.3 percent to $2.2 billion compared to $1.4 billion in the same period a year ago. This reflects a $1.5 billion charge to the company’s equity earnings from AmerisourceBergen in the prior fiscal year, partly offset by a $683 million charge related to the opioid settlement with the State of Florida in the current quarter. Adjusted operating income from continuing operations in the first nine months of the fiscal year was $4.4 billion, an increase of 13.1 percent from the same period a year ago on a reported basis, and up 13.7 percent on a constant currency basis. The increase reflects adjusted gross profit growth across both pharmacy and retail in the United States and a continued rebound in International segment sales and profitability, partly offset by growth investments in Walgreens Health.

For the first nine months of fiscal 2022, net earnings from continuing operations increased $3.1 billion compared to the same period a year earlier, to $4.8 billion, reflecting a $2.5 billion after-tax gain in the first quarter due to the remeasurement of the company’s previously held investments in VillageMD and Shields, and a $1.2 billion charge, net of tax, in the prior fiscal year from the company’s equity earnings in AmerisourceBergen. This was partly offset by the charge related to the Florida opioid settlement in the current quarter. Adjusted net earnings from continuing operations increased 13.3% to $3.7 billion, up 13.9% on a constant currency basis.

EPS from continuing operations for the first nine months of fiscal 2022 increased $3.60 to $5.49, compared to the same period a year ago. Adjusted EPS from continuing operations was $4.23, an increase of 13.3 percent from the same period a year ago on a reported basis and an increase of 13.9 percent on a constant currency basis.

Net cash provided by operating activities was $3.8 billion in the first nine months of fiscal 2022, a decrease of $497 million from the same period last year, and free cash flow was $2.6 billion, a decrease of $737 million from the same period a year ago driven by reduced volume from the AllianceRx Walgreens business, the absence of COVID-19 related government support, and increased capital expenditures in growth initiatives, including the VillageMD footprint expansion and the rollout of new automated microfulfillment centers, partly offset by working capital initiatives and timing benefits.

Business Highlights

WBA continued to execute on its strategy and achieve robust results across its businesses, including:

Growing the core

•	Playing a leading role in COVID-19 vaccinations and testing
–	Walgreens administered 4.7 million vaccinations and 3.9 million tests in 3Q
–	Over 16 million boosters administered for the program to date
•	U.S. retail comparable sales growth of 1.4 percent, or 2.4 percent excluding tobacco
•	U.S. digital sales growth of 25 percent in 3Q, on top of 95 percent in the year-ago period, driven by 2.8 million same day pick-up orders
•	Grew MyWalgreens membership to over 99 million members at the end of 3Q
•	Recently opened fourth automated microfulfillment center, supporting ~1,100 stores total with more locations being added as these facilities become fully operational
•	Expanded the company’s partnership with ALTO US, a provider of innovative loss prevention and tech-enabled security services, across more than 2,200 stores nationwide
•	Boots UK retail comparable sales growth of 24.0 percent
•	Launched No7 Pro Derm Scan technology and personalized consultation service in over 400 Boots stores in April
•	Reached nearly 500,000 customer orders for innovative digital healthcare service Boots Online Doctor since launching a year ago
•	Focusing labor investments to return ~3,000 stores to normal operating hours

Developing Walgreens Health

•	Announced strategic partnership with Buckeye Health Plan, with over 400,000 covered lives
•	Exceeded 2 million target for covered lives by end of CY22, with access to 2.3 million patients
•	Launched clinical trials business, leveraging WBA’s consumer-centric model to improve access and diversity
•	CareCentrix transaction now expected by the end of 4Q, subject to regulatory approval
•	Continued the rollout of VillageMD with 120 co-located clinics now open, on track toward 200 by end of CY22
•	Shields contract wins with three significant health systems

•	Established 56 Walgreens Health Corners to date, on track toward 100 by end of CY22
•	Over 60,000 consumer conversations conducted by Walgreens Health Corner Advisors in 3Q

Refocusing the portfolio and optimizing capital allocation

•	Sold 6.0 million shares of AmerisourceBergen common stock, with proceeds of $900 million
•	Provided notice for the early repayment of the $731.4 million due with the company’s September 2022 notes, taking place on July 5, 2022
•	Completion of Boots strategic review, with decision to retain the business

Building a high-performance culture and winning team

•

Appointed three executives to Walgreens retail products and customer leadership team: Linh Peters as SVP and Chief Marketing Officer, Luke Rauch as SVP and Chief Merchandising Officer, and Bala Visalatha as SVP and Chief Product Officer

•	Introduced Be Well Connected, the company’s team member program for mental health and wellbeing
•	Improved the company’s global engagement score to 72, an increase of 2 points from the September 2021 level
•	Celebrated Red Nose Day for the eighth consecutive year as the exclusive retailer of the nationwide campaign to help end the cycle of child poverty and ensure a healthy future for all children
–	Red Nose Day has raised $275 million since launching in the U.S. in 2015, positively impacting the lives of 30 million children, and Walgreens has raised more than $140 million toward that total

Business Segments

United States:

The United States segment had third quarter sales of $26.7 billion, a decrease of 7.1 percent from the year-ago quarter, driven by a decline in the AllianceRx Walgreens business. Comparable sales increased 1.8 percent from the year-ago quarter.

Pharmacy sales decreased 9.7 percent compared to the year-ago quarter, negatively impacted by an 11 percentage point headwind from the AllianceRx Walgreens business. Comparable pharmacy sales increased 2.0 percent in the quarter compared to a year ago. Comparable prescriptions filled decreased 1.8 percent; excluding immunizations, comparable prescriptions increased 2.1 percent. Total prescriptions filled in the quarter decreased 2.5 percent to 304 million, including immunizations, adjusted to 30-day equivalents.

Retail sales increased 1.0 percent and comparable retail sales increased 1.4 percent compared to the year-ago quarter. Excluding tobacco and e-cigarettes, comparable retail sales increased 2.4 percent. The increase reflects strong growth in health and wellness, which increased 7.9 percent aided by at-home COVID-19 tests and cough cold flu and a 2.6 percent increase in personal care, partly offset by beauty, and consumables and general merchandise, which decreased 0.4 percent and 1.9 percent, respectively. Consumables and general merchandise lapped strong sales in COVID-19 related items and were impacted by the planned decline in tobacco.

Gross profit decreased 9.8 percent to $5.5 billion compared to $6.1 billion in the year-ago quarter. Adjusted gross profit decreased 9.6 percent to $5.6 billion compared to the year-ago quarter, reflecting a decline in pharmacy results as it lapped prior year peak COVID-19 vaccinations, partly offset by positive contributions from retail performance.

Selling, general and administrative expenses (SG&A) increased 15.0 percent to $5.7 billion compared to $5.0 billion in the year ago quarter, including a $683 million charge related to an accrual for the aforementioned opioid settlement with the State of Florida and higher costs related to the Transformational Cost Management Program. Adjusted SG&A decreased 0.9 percent to $4.8 billion, driven by lower volumes of COVID-19 vaccinations and cost discipline, partly offset by increased labor costs and the timing of marketing expenditures.

Operating loss in the third quarter decreased to $90 million compared to operating income of $1.2 billion in the year-ago quarter reflecting the opioid settlement with the State of Florida and higher Transformational Cost Management Program costs. Adjusted operating income decreased 34.4 percent to $966 million compared to $1.5 billion in the year-ago quarter reflecting strong prior period results which included peak COVID-19 vaccination volumes, with positive contributions from growth at retail in the current period.

International:

The International segment had third quarter sales of $5.3 billion, an increase of 0.3 percent from the year-ago quarter, including an adverse currency impact of 9.0 percent. Sales increased 9.3 percent on a constant currency basis, with Boots UK sales growing 13.5 percent, and our German wholesale business growing 6.8 percent.

Boots UK comparable pharmacy sales decreased 0.4 percent compared to the year-ago quarter. Growth in comparable National Health Service (NHS) volumes was more than offset by favorable timing on NHS reimbursement in the year-ago quarter. Boots UK comparable retail sales increased 24.0 percent compared to the year-ago quarter, with market share gains across all categories, led by beauty. Footfall improved compared to the year-ago quarter; however, traffic remains below pre-COVID-19 levels. Boots.com continued to perform well, accounting for over 13 percent of retail sales in the quarter compared to 6 percent pre-pandemic.

Gross profit increased 3.2 percent compared to the same quarter a year ago, including an adverse currency impact of 8.0 percent. Adjusted gross profit increased 11.3 percent on a constant currency basis, reflecting strong sales growth in the UK.

SG&A in the quarter decreased 2.9 percent from the year-ago quarter to $1.0 billion, including a favorable currency impact of 7.0 percent. Adjusted SG&A increased 2.4 percent on a constant currency basis. Excluding currency impacts, the increase in both SG&A and adjusted SG&A reflects increased investments in labor and marketing, and COVID-19 related government support in the year-ago quarter, partly offset by a gain in the UK from a leaseback transaction.

Operating income increased to $100 million compared to $36 million in the year-ago quarter. Operating income was negatively impacted 36.9 percentage points ($13 million) as a result of currency translation. Adjusted operating income grew strongly to $174 million, more than doubling the year-ago quarter on a constant currency basis.

Walgreens Health:

The company’s Walgreens Health segment, created at the beginning of fiscal year 2022, is a consumer-centric, technology-enabled healthcare business that engages consumers through a personalized, omnichannel experience across the care journey. Walgreens Health will deliver improved health outcomes and lower costs for payors and providers by delivering care through owned and partnered assets.

The Walgreens Health segment currently consists of:

•	A majority position in VillageMD, a leading, national provider of value-based primary care services;
•	A majority position in Shields, a specialty pharmacy integrator and accelerator for hospitals; and
•

The Walgreens Health organically-developed business that contracts with payors and providers to deliver clinical healthcare services to their members and members’ caregivers through both digital and physical channels.

The Walgreens Health segment had third quarter sales of $596 million. On a pro forma basis, compared to their year-ago standalone results, these businesses grew sales at a combined rate of 65 percent in the quarter. Shields grew 47 percent, driven by key contract wins, further expansion of existing partnerships, and strong executional focus. VillageMD grew 69 percent, reflecting existing clinic growth and footprint expansion.

Gross loss and adjusted gross loss were each $21 million. Shields gross profit, driven by further growth at existing partnerships and expanding margins, was more than offset by growth investments at VillageMD. As of the end of the third quarter, VillageMD had 315 total clinics open, an increase of 97 clinics compared to the year-ago quarter.

Third quarter SG&A was $213 million, and adjusted SG&A was $108 million reflecting the two acquisitions, as well as continued investments in the Walgreens Health organically-developed business. Adjusted SG&A excludes certain costs related to stock compensation expense and amortization of acquired intangible assets. Operating loss was $234 million. Adjusted operating loss was $129 million.

Conference Call

WBA will hold a conference call to discuss the third quarter results beginning at 8:30 a.m. Eastern time today, 2022. The conference call will be simulcast through the WBA investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

*All references to net earnings are to net earnings attributable to WBA and all references to EPS are to diluted EPS attributable to WBA.

**“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

Cautionary Note Regarding Forward-Looking Statements: This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, estimates of and goals for future operating, financial and tax performance and results, including our fiscal year 2022 guidance, our long-term growth algorithm and related assumptions and drivers, as well as forward-looking statements concerning the expected execution and effect of our business strategies, including the potential impacts on our business of the spread and impacts of COVID-19, our cost-savings and growth initiatives, including statements relating to our expected cost savings under our Transformational Cost Management and expansion of our Walgreens Health segment, including the expected closing of our CareCentrix transaction. All statements in the future tense and all statements accompanied by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” continue,” “transform,” “accelerate,” “model,” “long-term,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated.

These risks, assumptions and uncertainties include those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2021, as amended, and in other documents that we file or furnish with the Securities and Exchange Commission. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 13,000 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The company is reimagining local healthcare and well-being for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA has more than 315,000 team members and a presence in nine countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, Benavides in Mexico and Ahumada in Chile. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to operating sustainably: it is an index component of the Dow Jones Sustainability Indices (DJSI) and was named to the 100 Best Corporate Citizens 2021.

More company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact

U.S. / Jim Cohn	+1 224 813 9057

International	+44 (0)20 7980 8585

Investor Relations	Contact

Tiffany Kanaga	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended May 31,		Nine months ended May 31,
	2022	2021	2022	2021
Sales	$32,597	$34,030	$100,254	$98,247
Cost of sales	26,025	26,877	78,399	77,684

Gross profit	6,572	7,153	21,855	20,564
Selling, general and administrative expenses	7,019	6,116	19,975	17,936
Equity earnings (loss) in AmerisourceBergen	127	97	330	(1,196)

Operating (loss) income	(320)	1,134	2,209	1,432
Other income	410	159	2,829	473

Earnings before interest and tax	90	1,294	5,038	1,905
Interest expense, net	108	545	295	817

(Loss) earnings before tax	(18)	749	4,743	1,088
Income tax (benefit) provision	(242)	246	205	81
Post tax earnings from other equity method investments	5	575	29	604

Net earnings from continuing operations	229	1,078	4,566	1,610
Net earnings from discontinued operations	—	95	—	289

Net earnings	229	1,173	4,566	1,899
Net (loss) attributable to non-controlling interests—continuing operations	(60)	(27)	(186)	(25)
Net earnings attributable to non-controlling interests—discontinued operations	—	2	—	9

Net earnings attributable to Walgreens Boots Alliance, Inc.	289	1,197	4,752	1,915

Net earnings attributable to Walgreens Boots Alliance, Inc.:
Continuing operations	$289	$1,105	$4,752	$1,636
Discontinued operations	—	92	—	279

Total	$289	$1,197	$4,752	$1,915

Basic net earnings per common share:
Continuing operations	$0.33	$1.28	$5.50	$1.89
Discontinued operations	—	0.11	—	0.32

Total	$0.33	$1.38	$5.50	$2.21
Diluted net earnings per common share:
Continuing operations	$0.33	$1.27	$5.49	$1.89
Discontinued operations	—	0.11	—	0.32

Total	$0.33	$1.38	$5.49	$2.21
Weighted average common shares outstanding:
Basic	864.0	864.7	864.4	864.7
Diluted	865.3	867.0	866.0	866.2

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	May 31, 2022	August 31, 2021
Assets
Current assets:
Cash and cash equivalents	$2,285	$559
Marketable securities	2,173	634
Accounts receivable, net	5,034	5,663
Inventories	8,520	8,159
Other current assets	859	800

Total current assets	18,872	15,814
Non-current assets:
Property, plant and equipment, net	11,789	12,247
Operating lease right-of-use assets	21,369	21,893
Goodwill	21,901	12,421
Intangible assets, net	11,583	9,936
Equity method investments	5,777	6,987
Other non-current assets	1,469	1,987

Total non-current assets	73,887	65,471

Total assets	$92,759	$81,285

Liabilities, redeemable non-controlling interest and equity
Current liabilities:
Short-term debt	$2,787	$1,305
Trade accounts payable	11,794	11,136
Operating lease obligations	2,270	2,259
Accrued expenses and other liabilities	7,156	7,260
Income taxes	60	94

Total current liabilities	24,067	22,054
Non-current liabilities:
Long-term debt	10,670	7,675
Operating lease obligations	21,550	22,153
Deferred income taxes	1,578	1,850
Other non-current liabilities	3,737	3,413

Total non-current liabilities	37,535	35,091

Redeemable non-controlling interest	775	319
Total equity	30,382	23,822

Total liabilities, redeemable non-controlling interest and equity	$92,759	$81,285

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Nine months ended May 31,
	2022	2021
Cash flows from operating activities:
Net earnings	$4,566	$1,899
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,502	1,455
Deferred income taxes	(168)	(210)
Stock compensation expense	266	120
Equity (earnings) loss from equity method investments	(359)	577
Loss on early extinguishment of debt	4	419
Gain on previously held investment interests	(2,576)	—
Gain on sale of equity method investments	(421)	(290)
Impairment of equity method investments and investments in debt and equity securities	233	—
Other	(199)	(141)
Changes in operating assets and liabilities:
Accounts receivable, net	725	(897)
Inventories	(510)	71
Other current assets	(58)	18
Trade accounts payable	767	927
Accrued expenses and other liabilities	(362)	428
Income taxes	82	54
Other non-current assets and liabilities	320	(120)

Net cash provided by operating activities	3,813	4,310
Cash flows from investing activities:
Additions to property, plant and equipment	(1,241)	(1,001)
Proceeds from sale-leaseback transactions	809	662
Proceeds from sale of other assets	976	406
Business, investment and asset acquisitions, net of cash acquired	(2,040)	(1,394)
Other	233	(14)

Net cash used for investing activities	(1,262)	(1,341)
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	(10)	1,556
Proceeds from debt	11,944	12,720
Payments of debt	(7,350)	(11,050)
Acquisition of non-controlling interests	(2,108)	—
Stock purchases	(187)	(110)
Proceeds related to employee stock plans, net	13	41
Cash dividends paid	(1,251)	(1,212)
Early debt extinguishment	(458)	(3,687)
Other	160	(114)

Net cash provided by (used for) financing activities	753	(1,856)
Effect of exchange rate changes on cash, cash equivalents, marketable securities and restricted cash	(33)	(55)
Changes in cash, cash equivalents, marketable securities and restricted cash:
Net increase in cash, cash equivalents, marketable securities and restricted cash	3,270	1,058
Cash, cash equivalents, marketable securities and restricted cash at beginning of period	1,270	746

Cash, cash equivalents, marketable securities and restricted cash at end of period	$4,541	$1,803

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the company’s United States and International segments, comparable sales are defined as sales from stores that have been open for at least 12 consecutive months without closure for seven or more consecutive days, including due to looting or store damage, and without a major remodel or being subject to a natural disaster in the past 12 months as well as e-commerce sales. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable stores for the first 12 months after the relocation. Acquired stores are not included as comparable sales for the first 12 months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. The method of calculating comparable sales varies across the retail industry. As a result, the company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The company considers certain metrics, including all comparable metrics, number of prescriptions, number of 30-day equivalent prescriptions and number of locations at period end, to be key performance indicators because the company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

NET EARNINGS (LOSS) AND DILUTED NET EARNINGS (LOSS) PER SHARE

	Three months ended May 31,		Nine months ended May 31,
	2022	2021	2022	2021
Net earnings from continuing operations (GAAP)	$289	$1,105	$4,752	$1,636

Adjustments to operating (loss) income:
Certain legal and regulatory accruals and settlements [1]	734	—	734	60
Acquisition-related amortization [2]	201	158	616	367
Transformational cost management [3]	185	60	458	338
Adjustments to equity earnings in AmerisourceBergen [4]	60	48	155	1,575
Acquisition-related costs[5]	40	9	155	25
LIFO provision [6]	55	51	64	85
Total adjustments to operating (loss) income	1,275	325	2,181	2,449
Adjustments to other income:
Impairment of equity method investment and investment in equity securities [7]	—	—	190	—
Adjustment to gain on disposal of discontinued operations [8]	—	—	38	—
Net investment hedging loss [9]	—	5	1	6
Gain on sale of equity method investment [10]	(421)	(98)	(421)	(290)
Gain on previously held investments [11]	—	—	(2,576)	—
Total adjustments to other income	(421)	(94)	(2,768)	(284)

Adjustments to interest expense, net:
Early debt extinguishment [12]	4	419	4	419
Total adjustments to interest expense, net	4	419	4	419

Adjustments to income tax (benefit) provision:
Equity method non-cash tax [13]	25	17	55	(309)
Tax impact of adjustments [13]	(331)	10	(466)	(104)
Total adjustments to income tax (benefit) provision	(306)	27	(411)	(412)

Adjustments to post tax earnings in other equity method investments:
Adjustments to equity earnings in other equity method investments [14]	24	(557)	49	(520)

Total adjustments to post tax earnings from other equity method investments	24	(557)	49	(520)

Adjustments to net loss attributable to non-controlling interests:
LIFO provision [6]	—	(1)	—	(7)
Early debt extinguishment [12]	(1)	—	(1)	—
Transformational cost management [3]	—	—	(1)	2
Acquisition-related costs [5]	2	—	(18)	—
Acquisition-related amortization [2]	(31)	(30)	(119)	(46)

Total adjustments to net loss attributable to non-controlling interests	(31)	(30)	(140)	(50)

Adjusted net earnings attributable to Continuing Operations (Non-GAAP measure)	$834	$1,194	$3,667	$3,237

Net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations (GAAP)	—	92	—	279
Acquisition-related costs [5]	—	39	—	49
Acquisition-related amortization [2]	—	—	—	28
Transformational cost management [3]	—	(8)	—	1
Tax impact of adjustments [13]	—	(5)	—	(15)

Total adjustments to net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations	$—	$26	$—	$62

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc.—discontinued operations (Non-GAAP measure)	$—	$119	$—	$342

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$834	$1,313	$3,667	$3,579

Diluted net earnings per common share—continuing operations (GAAP)	$0.33	$1.27	$5.49	$1.89
Adjustments to operating (loss) income	1.47	0.38	2.52	2.83
Adjustments to other income	(0.49)	(0.11)	(3.20)	(0.33)
Adjustments to interest expense, net	0.01	0.48	0.01	0.48
Adjustments to income tax (benefit) provision	(0.35)	0.03	(0.47)	(0.48)
Adjustments to post tax earnings from other equity method investments [14]	0.03	(0.64)	0.06	(0.60)
Adjustments to net loss attributable to non-controlling interests	(0.04)	(0.03)	(0.16)	(0.06)

Adjusted diluted net earnings per common share—continuing operations (Non-GAAP measure)	$0.96	$1.38	$4.23	$3.74

Diluted net earnings per common share—discontinued operations (GAAP)	$—	$0.11	$—	$0.32
Total adjustments to net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations	—	0.03	—	0.07

Adjusted diluted net earnings per common share—discontinued operations (Non-GAAP measure)	$—	$0.14	$—	$0.39

Adjusted diluted net earnings per common share (Non-GAAP measure)	$0.96	$1.51	$4.23	$4.13

Weighted average common shares outstanding, diluted (in millions)	865.3	867.0	866.0	866.2

1

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings, including legal defense costs. During the three months ended May 31, 2022, the Company recorded a $683 million charge related to a settlement agreement with the State of Florida to resolve all claims related to the distribution and dispensing of prescription opioid medications across the Company’s pharmacies in the State of Florida. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within selling, general and administrative expenses.

2

Acquisition-related amortization includes amortization of acquisition-related intangible assets, inventory valuation adjustments and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within selling, general and administrative expenses. Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of the inventory reflects cost of acquired inventory and a portion of the expected profit margin. The acquisition-related inventory valuation adjustments excludes the expected profit margin component from cost of sales recorded under the business combination accounting principles. Stock based compensation fair valuation adjustment reflects difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

3

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded within selling, general and administrative expenses. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

4

Adjustments to equity earnings (loss) in AmerisourceBergen consist of the Company’s proportionate share of non-GAAP adjustments reported by AmerisourceBergen consistent with the Company’s non-GAAP measures. The Company recognized equity losses in AmerisourceBergen of $1,373 million during the three months ended November 30, 2020. These equity losses are primarily due to AmerisourceBergen’s recognition of $5.6 billion, net of tax, charges related to its ongoing opioid litigation in its financial statements for the three months period ended September 30, 2020.

5

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities. These costs include charges incurred related to certain mergers, acquisition and divestitures related activities recorded in operating income, for example, costs related to integration efforts for successful merger, acquisition and divestitures activities. Examples of such costs include deal costs, severance and stock compensation. These charges are primarily recorded within selling, general and administrative expenses. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

6

The Company’s United States segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on cost of sales as if the United States segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the Company cannot control the amounts recognized or timing of these items.

7

Impairment of equity method investment and investment in equity securities includes impairment of certain investments. The Company excludes these charges when evaluating operating performance because these do not relate to the ordinary course of the Company’s business and it does not incur such charges on a predictable basis. Exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within Other income.

8

During the three months ended February 28, 2022, the Company finalized the working capital adjustments with AmerisourceBergen related to the sale of the Alliance Healthcare business, resulting in a $38 million charge recorded to Other income in the Consolidated Condensed Statement of Earnings.

9

Gain or loss on certain derivative instruments used as economic hedges of the Company’s net investments in foreign subsidiaries. These charges are recorded within Other income. We do not believe this volatility related to mark-to-market adjustment on the underlying derivative instruments reflects the Company’s operational performance.

10

Includes significant gains on the sale of equity method investments. During the three months ended May 31, 2022, the Company recorded a gain of $424 million in Other income due to a partial sale of its equity method investment in AmerisourceBergen. During the three months and nine months ended May 31, 2021, the Company recorded gains of $98 million and $290 million, respectively, in Other income due to a partial sale of its equity method investment in Option Care Health.

11

Includes significant gains on business combinations due to the remeasurement of previously held minority equity interests and debt securities to fair value. During the three months ended November 30, 2021, the Company recorded such pre-tax gains of $2.2 billion and $402 million for VillageMD and Shields, respectively.

12

During the three months ended May 31, 2022, the Company incurred a $4 million loss in connection with the early extinguishment of debt related to the integration of Shields. In the three months ended May 31, 2021, the Company incurred a $419 million loss related to the Company’s cash tender offers to partially purchase and retire $3.3 billion of long-term U.S. denominated notes. The Company excludes these charges as related activities do not reflect the Company’s ongoing financial performance.

13

Adjustments to income tax provision (benefit) include adjustments to the GAAP basis tax provision (benefit) commensurate with non-GAAP adjustments and certain discrete tax items including U.S. tax law changes and equity method non-cash tax. These charges are recorded within income tax provision (benefit).

14

Adjustments to post tax earnings from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded within post tax earnings from other equity method investments. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees. In the three months ended May 31, 2021, due to partial sales of ownership interests in Option Care Health, our then equity method investee HC Group Holdings lost the ability to control Option Care Health and, therefore, deconsolidated Option Care Health in its financial statements. As a result of this deconsolidation, HC Group Holdings recognized a gain of $1.2 billion and the Company recorded its share of equity earnings in HC Group Holdings of $576 million during the three months ended May 31, 2021.

NON-GAAP RECONCILIATIONS BY SEGMENT

	(in millions)
	Three months ended May 31, 2022
	United States[1]	International	Walgreens Health	Corporate and Other	Walgreens Boots Alliance, Inc.

Sales	$26,695	$5,305	$596	$1	$32,597

Gross profit (loss) (GAAP)	$5,499	$1,095	$(21)	$—	$6,572

LIFO provision	55	—	$—	—	55

Acquisition-related amortization	5	—	—	—	5

Adjusted gross profit (loss) (Non-GAAP measure)	$5,559	$1,095	$(21)	$—	$6,633

Selling, general and administrative expenses (GAAP)	$5,716	$995	$213	$95	$7,019

Acquisition-related costs	(1)	(11)	—	(28)	(40)

Transformational cost management	(127)	(47)	—	(11)	(185)

Acquisition-related amortization	(74)	(16)	(106)	—	(196)

Certain legal and regulatory accruals and settlements	(734)	—	—	—	(734)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	4,781	$921	$108	$56	$5,865

Operating (loss) income (GAAP)	$(90)	$100	$(234)	$(95)	$(320)

Certain legal and regulatory accruals and settlements	734	—	—	—	734

Acquisition-related amortization	79	16	106	—	201

Transformational cost management	127	47	—	11	185

Adjustments to equity earnings (loss) in AmerisourceBergen	60	—	—	—	60

Acquisition-related costs	1	11	—	28	40

LIFO provision	55	—	—	—	55

Adjusted operating income (loss) (Non-GAAP measure)	$966	$174	$(129)	$(56)	$955

Gross margin (GAAP)	20.6%	20.6%	(3.5)%		20.2%

Adjusted gross margin (Non-GAAP measure)	20.8%	20.6%	(3.5)%		20.3%

Selling, general and administrative expenses percent to sales (GAAP)	21.4%	18.8%	35.7%		21.5%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.9%	17.4%	18.0%		18.0%

Operating margin[2]	(0.8)%	1.9%	(39.3)%		(1.4)%

Adjusted operating margin (Non-GAAP measure)[2]	2.9%	3.3%	(21.6)%		2.4%

[1]

Operating (loss) income for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two-month reporting lag, operating (loss) income for the three and nine month period ended May 31, 2022 includes AmerisourceBergen equity earnings (loss) for the period of January 1, 2022 through March 31, 2022 and the period of July 1, 2021 through March 31, 2022, respectively. Operating (loss) income for the three and nine month period ended May 31, 2021 includes AmerisourceBergen equity earnings (loss) for the period of January 1, 2021 through March 31, 2021 and the period of July 1, 2020 through March 31, 2021, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

	(in millions)
	Three months ended May 31, 2021
	United States[1]	International	Walgreens Health[3]	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$28,743	$5,288	$—	$—	$34,030
Gross profit (GAAP)	$6,093	$1,060	$—	$—	$7,153
LIFO provision	51	—	—	—	51
Acquisition-related amortization	5	—	—	—	5

Adjusted gross profit (Non-GAAP measure)	$6,149	$1,060	$—	$—	$7,208
Selling, general and administrative expenses (GAAP)	$4,971	$1,025	$17	$103	$6,116
Acquisition-related costs	(3)	(5)	—	(1)	(9)
Transformational cost management	(12)	(34)	—	(14)	(60)
Acquisition-related amortization	(132)	(20)	—	—	(152)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,824	$966	$17	$87	$5,894
Operating income (loss) (GAAP)	$1,219	$36	$(17)	$(103)	$1,134
Acquisition-related amortization	138	20	—	—	158
Transformational cost management	12	33	—	14	60
Adjustments to equity earnings (loss) in AmerisourceBergen	48	—	—	—	48
Acquisition-related costs	3	5	—	1	9
LIFO provision	51	—	—	—	51

Adjusted operating income (loss) (Non-GAAP measure)	$1,471	$94	$(17)	$(88)	$1,459
Gross margin (GAAP)	21.2%	20.1%			21.0%
Adjusted gross margin (Non-GAAP measure)	21.4%	20.0%			21.2%
Selling, general and administrative expenses percent to sales (GAAP)	17.3%	19.4%			18.0%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	16.8%	18.3%			17.3%
Operating margin[2]	3.9%	0.7%			3.0%
Adjusted operating margin (Non-GAAP measure)[2]	4.6%	1.8%			3.9%

1

Operating (loss) income for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two-month reporting lag, operating (loss) income for the three and nine month period ended May 31, 2022 includes AmerisourceBergen equity earnings (loss) for the period of January 1, 2022 through March 31, 2022 and the period of July 1, 2021 through March 31, 2022, respectively. Operating (loss) income for the three and nine month period ended May 31, 2021 includes AmerisourceBergen equity earnings (loss) for the period of January 1, 2021 through March 31, 2021 and the period of July 1, 2020 through March 31, 2021, respectively.

2	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

3	Fiscal 2021 data related to Walgreens Health operating segment has been reclassified to conform to the current period presentation.

	(in millions)

	Nine months ended May 31, 2022

	United States[1]	International	Walgreens Health	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$82,394	$16,686	$1,173	$—	$100,254
Gross profit (GAAP)	$18,332	$3,508	$15	$—	$21,855
LIFO provision	64	—	—	—	64
Acquisition-related amortization	18	—	—	—	18

Adjusted gross profit (Non-GAAP measure)	$18,414	$3,508	$15	$—	$21,936

Selling, general and administrative expenses (GAAP)	$16,006	$3,182	$505	$283	$19,975
Acquisition-related costs	2	(73)	(24)	(60)	(155)
Transformational cost management	(319)	(114)	—	(25)	(458)
Acquisition-related amortization	(300)	(50)	(249)	—	(598)
Certain legal and regulatory accruals and settlements	(734)	—	—	—	(734)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$14,655	$2,945	$233	$198	$18,031

Operating income (loss) (GAAP)	$2,656	$326	$(491)	$(283)	$2,209
Certain legal and regulatory accruals and settlements	734	—	—	—	734
Acquisition-related amortization	317	50	249	—	616
Transformational cost management	319	114	—	25	458
Adjustments to equity earnings (loss) in AmerisourceBergen	155	—	—	—	155
Acquisition-related costs	(2)	73	24	60	155
LIFO provision	64	—	—	—	64

Adjusted operating income (loss) (Non-GAAP measure)	$4,243	$563	$(218)	$(198)	$4,389

Gross margin (GAAP)	22.2%	21.0%	1.2%		21.8%
Adjusted gross margin (Non-GAAP measure)	22.3%	21.0%	1.2%		21.9%
Selling, general and administrative expenses percent to sales (GAAP)	19.4%	19.1%	43.1%		19.9%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.8%	17.6%	19.9%		18.0%
Operating margin[2]	2.8%	2.0%	(41.8)%		1.9%
Adjusted operating margin (Non-GAAP measure)[2]	4.6%	3.4%	(18.6)%		3.9%

[1]

Operating (loss) income for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two-month reporting lag, operating (loss) income for the three and nine month period ended May 31, 2022 includes AmerisourceBergen equity earnings (loss) for the period of January 1, 2022 through March 31, 2022 and the period of July 1, 2021 through March 31, 2022, respectively. Operating (loss) income for the three and nine month period ended May 31, 2021 includes AmerisourceBergen equity earnings (loss) for the period of January 1, 2021 through March 31, 2021 and the period of July 1, 2020 through March 31, 2021, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

	(in millions)
	Nine months ended May 31, 2021
	United States[1]	International	Walgreens Health[3]	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$83,250	$14,998	$—	$—	$98,247

Gross profit (GAAP)	$17,434	$3,130	$—	$—	$20,564

Transformational cost management	—	(1)	—	—	(1)

LIFO provision	85	—	—	—	85

Acquisition-related amortization	5	—	—	—	5

Adjusted gross profit (Non-GAAP measure)	$17,525	$3,129	$—	$—	$20,654

Selling, general and administrative expenses (GAAP)	$14,695	$2,949	$31	$261	$17,936

Transformational cost management	(213)	(81)	—	(44)	(338)

Acquisition-related amortization	(305)	(56)	—	—	(361)

Certain legal and regulatory accruals and settlements	(60)	—	—	—	(60)

Acquisition-related costs	(2)	(8)	—	(14)	(25)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$14,115	$2,803	$31	$202	$17,151

Operating income (loss) (GAAP)	$1,543	$181	$(31)	$(261)	$1,432

Certain legal and regulatory accruals and settlements	60	—	—	—	60

Acquisition-related amortization	311	56	—	—	367

Transformational cost management	213	80	—	44	338

Adjustments to equity earnings (loss) in AmerisourceBergen	1,575	—	—	—	1,575

Acquisition-related costs	2	8	—	14	25

LIFO provision	85	—	—	—	85

Adjusted operating income (loss) (Non-GAAP measure)	$3,789	$326	$(31)	$(202)	$3,881

Gross margin (GAAP)	20.9%	20.9%			20.9%

Adjusted gross margin (Non-GAAP measure)	21.1%	20.9%			21.0%

Selling, general and administrative expenses percent to sales (GAAP)	17.7%	19.7%			18.3%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.0%	18.7%			17.5%

Operating margin[2]	3.3%	1.2%			2.7%

Adjusted operating margin (Non-GAAP measure)[2]	4.1%	2.2%			3.6%

1

Operating (loss) income for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two-month reporting lag, operating (loss) income for the three and nine month period ended May 31, 2022 includes AmerisourceBergen equity earnings (loss) for the period of January 1, 2022 through March 31, 2022 and the period of July 1, 2021 through March 31, 2022, respectively. Operating (loss) income for the three and nine month period ended May 31, 2021 includes AmerisourceBergen equity earnings (loss) for the period of January 1, 2021 through March 31, 2021 and the period of July 1, 2020 through March 31, 2021, respectively.

2	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

3	Fiscal 2021 data related to Walgreens Health operating segment has been reclassified to conform to the current period presentation.

EQUITY EARNINGS (LOSS) IN AMERISOURCEBERGEN

	Three months ended May 31,		Nine months ended May 31,
	2022	2021	2022	2021
Equity earnings (loss) in AmerisourceBergen (GAAP)	$127	$97	$330	$(1,196)
Acquisition-related intangibles amortization	39	30	114	89
Employee severance, litigation, and other	18	17	45	1,581
Certain discrete tax expense	4	—	7	—
Tax reform	3	7	7	(83)
Impairment of assets	—	—	5	3
Impairment of non-customer note receivable	—	—	4	—
Gain from antitrust litigation settlements	—	—	3	—
Goodwill impairment	—	—	2	—
New York State Opioid Stewardship Act	—	—	—	3
LIFO credit	(3)	(4)	(13)	(18)
Gain on remeasurement of equity investment	—	—	(18)	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$188	$145	$484	$379

ADJUSTED EFFECTIVE TAX RATE

	Three months ended May 31, 2022			Three months ended May 31, 2021
	(Loss) earnings before tax	Income tax (benefit) provision	Effective tax rate	Earnings before tax	Income tax	Effective tax rate
Effective tax rate (GAAP)	$(18)	$242	NM	$749	$246	32.9%
Impact of non-GAAP adjustments	858	(339)		650	(8)
Equity method non-cash tax	—	25		—	(17)
Adjusted tax rate true-up	—	8		—	(1)

Subtotal	$841	$(65)		$1,399	$219
Exclude adjusted equity earnings in AmerisourceBergen	(188)			(145)

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$653	$(65)	NM	$1,253	$219	17.5%

	Nine months ended May 31, 2022			Nine months ended May 31, 2021
	Earnings before tax	Income tax provision	Effective tax rate	Earnings before tax	Income tax	Effective tax rate
Effective tax rate (GAAP)	$4,743	$205	4.3%	$1,088	$81	7.5%
Impact of non-GAAP adjustments	(583)	398		2,584	78
Equity method non-cash tax	—	(55)		—	309
Adjusted tax rate true-up	—	68		—	26

Subtotal	$4,160	$617		$3,672	$494
Exclude adjusted equity earnings in AmerisourceBergen	(484)	—		(379)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$3,676	$617	16.8%	$3,293	$494	15.0%

NM—Not meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful.

FREE CASH FLOW

	Three months ended May 31,		Nine months ended May 31,
	2022	2021	2022	2021
Net cash provided by operating activities (GAAP)	$1,629	$1,754	$3,813	$4,310

Less: Additions to property, plant and equipment—as reported	(371)	(309)	(1,241)	(1,001)

Free cash flow—(Non-GAAP measure)[1]	$1,258	$1,445	$2,572	$3,309

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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